Exhibit 99.3
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (and any amendment thereto filed by them) with respect to the shares of Common Stock, $.01 par value per share, of ABM Industries Incorporated.
Dated: January 12, 2006

THE SYDNEY J. ROSENBERG TRUSTS

By:	/s/ Martinn H. Mandles

Name: Martinn H. Mandles
Title: Co-Trustee

By:	/s/ S. Brad Rosenberg

Name: S. Brad Rosenberg
Title: Co-Trustee

By:	BANK OF AMERICA, N.A., as Co-Trustee

By:	/s/ Mark Goodson

Name: Mark Goodson
Title: Senior Vice President

THE THEODORE ROSENBERG TRUST

By:	/s/ Theodore Rosenberg

Name: Theodore Rosenberg
Title: Trustee

/s/ Martinn H. Mandles

Name: Martinn H. Mandles

/s/ S. Brad Rosenberg

Name: S. Brad Rosenberg

/s/ Theodore Rosenberg

Name: Theodore Rosenberg

Bank of America, N. A.

s/ Mark Goodson

Name: Mark Goodson
Title: Senior Vice President